Exhibit 10.1
SOMAXON PHARMACEUTICALS, INC.
LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (this “Agreement”) is entered into as of February 7, 2011, by and between COMERICA BANK (“Bank”) and SOMAXON PHARMACEUTICALS, INC. (“Borrower”).
RECITALS
Borrower wishes to obtain credit from time to time from Bank, and Bank wishes to extend credit to Borrower. This Agreement sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank.
AGREEMENT
The parties agree as follows:
1. DEFINITIONS AND CONSTRUCTION.
1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:
“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.
“Advance” or “Advances” means a cash advance or cash advances under the Revolving Line.
“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and its general partners, if any.
“Bank Expenses” means (subject to reasonable documentation thereof) all out-of-pocket: reasonable costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Bank’s reasonable attorneys’ fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred by or for the benefit of Bank before, during and after an Insolvency Proceeding, whether or not suit is brought.
“Borrower State” means Delaware, the state under whose laws Borrower is organized.
“Borrower’s Books” means all of Borrower’s books and records including: ledgers; records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.
“Borrowing Base” means an amount equal to eighty percent (80%) of Eligible Accounts, as reasonably determined by Bank with reference to the most recent Borrowing Base Certificate delivered by Borrower.
“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.
“Cash” means unrestricted cash, cash equivalents and marketable securities.

“Cash Burn” means the difference in monthly ending cash balance, adjusted for cash inflows and outflows related to debt and equity transactions, during the three (3) month period ending on the measurement date, divided by three (3).
“Change in Control” shall mean a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction.
“Chief Executive Office State” means California, where Borrower’s chief executive office is located.
“Closing Date” means the date of this Agreement.
“Code” means the California Uniform Commercial Code, as amended or supplemented from time to time.
“Collateral” means the property described on Exhibit A attached hereto and all Negotiable Collateral to the extent not described on Exhibit A, except to the extent (i) any such property is nonassignable by its terms without the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, Sections 9406 and 9408 of the Code), or (ii) the granting of a security interest therein is contrary to applicable law, provided that upon the cessation of any such restriction or prohibition, such property shall automatically become part of the Collateral; provided that in no case shall the definition of “Collateral” exclude any Accounts, proceeds of the disposition of any property, or general intangibles consisting of rights to payment.
“Collateral State” means: the state or states in the United States where the Collateral is located (other than: personal property or samples used to support field services and marketing operations and work-in-progress, having an aggregate book value of less than Eight Hundred Thousand Dollars ($800,000)), which are California, Illinois, Kentucky, Ohio.
“Consolidated Net Income (or Deficit)” means the consolidated net income (or deficit) of any Person and its Subsidiaries, after deduction of all expenses, taxes, and other proper charges, determined in accordance with GAAP, after eliminating therefrom all extraordinary nonrecurring items of income and expense (subject to Bank’s prior review and reasonable approval of such proposed extraordinary items).
“Consolidated Total Interest Expense” means with respect to any Person for any period, the aggregate amount of interest required to be paid or accrued by a Person and its Subsidiaries during such period on all Indebtedness of such Person and its Subsidiaries outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of any capitalized lease or any synthetic lease, and including commitment fees, agency fees, facility fees, balance deficiency fees and similar fees or expenses in connection with the borrowing of money.
“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, capital lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the Ordinary Course of Business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.
“Credit Extension” means each Advance or any other extension of credit by Bank to or for the benefit of Borrower hereunder.
“EBITDA” means with respect to any fiscal period an amount equal to the sum of (a) Consolidated Net Income of the Borrower and its Subsidiaries for such fiscal period, plus (b) in each case to the extent deducted in the calculation of the Borrower’s Consolidated Net Income and without duplication, (i) depreciation and amortization for such period, plus (ii) income tax expense for such period, plus (iii) Consolidated Total Interest Expense paid or accrued during such period, plus (iv) stock-based compensation expensed in accordance with GAAP, and minus, to the extent added in computing Consolidated Net Income, and without duplication, all extraordinary and non-recurring revenue and gains and expenses (including income tax benefits) (subject, in all events, to Bank’s prior review and reasonable approval of such proposed extraordinary items) for such period, all as determined in accordance with GAAP.
“Eligible Accounts” means those Accounts that arise in the Ordinary Course of Business that comply with all of Borrower’s representations and warranties to Bank set forth in Section 5.3; provided that, as the result of an audit of the Collateral which is unsatisfactory to Bank in its reasonable discretion, or an Event of Default, Bank may change the standards of eligibility by giving Borrower thirty (30) days prior written notice. Unless otherwise agreed to by Bank and except for the ICS Direct Accounts (which are Eligible Accounts), Eligible Accounts shall not include the following:
(a) Accounts that the account debtor has failed to pay in full within ninety (90) days of invoice date;
(b) Credit balances over ninety (90) days;
(c) Accounts with respect to an account debtor, twenty-five percent (25%) of whose Accounts the account debtor has failed to pay within ninety (90) days of invoice date;
(d) Accounts with respect to an account debtor, including Subsidiaries and Affiliates, whose total obligations to Borrower exceed twenty five percent (25%) of all Accounts, to the extent such obligations exceed the aforementioned percentage; except for Accounts of McKesson Corporation, AmerisourceBergen Corporation and Cardinal Health, Inc. (and each of their Affiliates), to the extent the obligations (of each such Account) exceed seventy-five percent (75%) of all Accounts (subject to review and reset by Bank by the end of 2011, or earlier upon an Event of Default, in each case as determined by Bank in its reasonable discretion); except as approved in writing by Bank;
(e) Accounts with respect to which the account debtor does not have its principal place of business in the United States, except for Eligible Foreign Accounts;
(f) Accounts with respect to which the account debtor is the United States or any department, agency, or instrumentality of the United States, except for Accounts of the United States if the payee has assigned its payment rights to Bank and the assignment has been acknowledged under the Assignment of Claims Act of 1940 (31 U.S.C. 3727);

(g) Accounts with respect to which Borrower is liable to the account debtor for goods sold or services rendered by the account debtor to Borrower, but only to the extent of any amounts owing to the account debtor against amounts owed to Borrower;
(h) Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, demo or promotional, or other terms by reason of which the payment by the account debtor may be conditional;
(i) Accounts with respect to which the account debtor is an officer, employee or Affiliate of Borrower;
(j) Accounts that have not yet been billed to the account debtor or that relate to deposits (such as good faith deposits) or other property of the account debtor held by Borrower for the performance of services or delivery of goods which Borrower has not yet performed or delivered;
(k) Accounts with respect to which the account debtor disputes liability or makes any claim with respect thereto as to which Bank believes, in its sole discretion, that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim), or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business;
(l) Accounts the collection of which Bank reasonably determines after inquiry and consultation with Borrower to be doubtful; and
(m) Retentions and hold-backs.
“Eligible Foreign Accounts” means Accounts with respect to which the account debtor does not have its principal place of business in the United States and that are (i) supported by one or more letters of credit in an amount and of a tenor, and issued by a financial institution, acceptable to Bank, (ii) insured by the Export Import Bank of the United States, (iii) generated by an account debtor with its principal place of business in Canada, provided that the Bank has perfected its security interest in the appropriate Canadian province, or (iv) approved by Bank on a case-by-case basis. All Eligible Foreign Accounts must be calculated in U.S. Dollars.
“Environmental Laws” means all laws, rules, regulations, orders and the like issued by any federal state, local foreign or other governmental or quasi-governmental authority or any agency pertaining to the environment or to any hazardous materials or wastes, toxic substances, flammable, explosive or radioactive materials, asbestos or other similar materials.
“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.
“Event of Default” has the meaning assigned in Article 8.
“GAAP” means generally accepted accounting principles, consistently applied, as in effect from time to time.
“ICS Direct” means Integrated Commercialization Services Inc.’s direct sales program.
“ICS Direct Accounts” means, from the Closing Date through March 31, 2011, seventy percent (70%) of Accounts owing from ICS Direct to Borrower (on account of sales by ICS Direct to wholesalers), arising in the Ordinary Course of Business, and which the account debtor has failed to pay in full within one hundred eighty (180) days of invoice date.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital (but not operating) lease obligations, and (d) all Contingent Obligations.
“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.
“Intellectual Property” means all of Borrower’s right, title, and interest in and to the following:
(a) Copyrights, Trademarks and Patents;
(b) Any and all trade secrets, and any and all Intellectual Property rights in computer software and computer software products now or hereafter existing, created, acquired or held;
(c) Any and all design rights which may be available to Borrower now or hereafter existing, created, acquired or held;
(d) Any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above;
(e) All licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights;
(f) All amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and
(g) All proceeds of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.
“Inventory” means all present and future inventory in which Borrower has any interest.
“Investment” means any beneficial ownership of (including stock, partnership or limited liability company interest other securities) any Person, or any loan, advance or capital contribution to any Person.
“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.
“Letter of Credit” means a commercial or standby letter of credit or similar undertaking issued by Bank at Borrower’s request.
“LIBOR Addendum” means that certain LIBOR/Prime Referenced Rate Addendum to Loan and Security Agreement executed by and between Borrower and Bank of even date herewith.
“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.
“Liquidity” means the sum of Cash at Bank (or Bank’s Affiliates or other third parties, in each case subject to a control agreement in form and content reasonably acceptable to Bank and provided the Bank can view the accounts’ balances on a daily basis), plus the Borrowing Base.

“Loan Documents” means, collectively, this Agreement, any note or notes executed by Borrower, and any other document, instrument or agreement entered into in connection with this Agreement, all as amended or extended from time to time.
“Material Adverse Effect” means a material adverse effect on (i) the business operations, condition (financial or otherwise) or prospects of Borrower and its Subsidiaries taken as a whole, (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents, (iii) Borrower’s interest in, or the value, perfection or priority of Bank’s security interest in the Collateral.
“Negotiable Collateral” means all of Borrower’s present and future letters of credit of which it is a beneficiary, drafts, instruments (including promissory notes), securities, documents of title, and chattel paper, and Borrower’s Books relating to any of the foregoing.
“Obligations” means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise.
“Ordinary Course of Business” means, with respect to Borrower and any transaction, agreement or other matter, engaging in the usual and customary business of a specialty pharmaceutical company similar to Borrower in size (financial and otherwise) and business strategy (as of the Closing Date and as contemplated as of the Closing Date), including but not limited to, entering into or amending arrangements relating to collaborations, joint ventures, strategic alliances, product acquisitions and the development, manufacture and commercialization of pharmaceutical products or medical devices (including but not limited to the license (exclusive only as to duration, market segment and/or geography); any settlement of litigation relating to the Intellectual Property disclosed on the Schedule of Exceptions attached hereto (which settlement results in licensing of the Intellectual Property on fair and reasonable terms as determined by Borrower’s Board of Directors in its reasonable discretion) and sublicense of Intellectual Property in arms’ length transactions on fair and reasonable terms); in each case, provided the same could not reasonably be expected to have a Material Adverse Effect and provided further that an Event of Default has not occurred and is not continuing before and could not reasonably be expected to occur after giving effect to such transaction, agreement, settlement or other matter.
“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.
“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Bank.
“Permitted Indebtedness” means:
(a) Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document;
(b) Indebtedness existing on the Closing Date and disclosed in the Schedule;
(c) Indebtedness not to exceed One Million Five Hundred Thousand Dollars ($1,500,000) in the aggregate in any fiscal year of Borrower secured by a lien described in clause (c) of the defined term “Permitted Liens;” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness;
(d) Without duplication with (c), above, or clause (d) of the defined term “Permitted Liens,” Indebtedness with respect to capital leases not to exceed Five Million Dollars ($5,000,000) in the aggregate outstanding, resulting solely from (x) changes to GAAP which require the conversion of leases considered “operating leases” as of the Closing Date to “capital leases” as of any future date or (y) Borrower’s determination to finance or refinance assets subject to operating leases as of the Closing Date with capital leases;

(e) Subordinated Debt;
(f) Indebtedness to trade creditors incurred in the Ordinary Course of Business;
(g) Indebtedness of Borrower which (i) is convertible into shares of common stock of Borrower; (ii) is unsecured, (iii) provides for principal payment only after the Revolving Maturity Date; and (iv) may or may not be Subordinated Debt; and
(h) Extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified in any material respect to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.
“Permitted Investment” means:
(a) Investments existing on the Closing Date disclosed in the Schedule;
(b) (i) Marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) Bank’s certificates of deposit maturing no more than one year from the date of investment therein, (iv) Bank’s money market accounts,
(c) Investments made in accordance with Borrower’s investment policy approved from time to time by Borrower’s board of directors and provided to (and, to the extent amended after the Closing Date, approved by) Bank;
(d) Repurchases of stock from former employees or directors of Borrower under the terms of applicable repurchase agreements (i) in an aggregate amount not to exceed Seven Hundred Fifty Thousand Dollars ($750,000) in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases, or (ii) in any amount where the consideration for the repurchase is the cancellation of indebtedness owed by such former employees to Borrower regardless of whether an Event of Default exists;
(e) Investments accepted in connection with Permitted Transfers;
(f) Investments of Subsidiaries in or to other Subsidiaries or Borrower and Investments by Borrower in Subsidiaries not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate in any fiscal year;
(g) Investments not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate in any fiscal year consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the Ordinary Course of Business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to stock option plan agreements (and similar agreements) approved by Borrower’s Board of Directors;
(h) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the Ordinary Course of Business;

(i) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the Ordinary Course of Business, provided that this subparagraph (h) shall not apply to Investments of Borrower in any Subsidiary; and
(j) Transactions, agreements or other matters entered into in the Ordinary Course of Business.
“Permitted Liens” means:
(a) Any Liens existing on the Closing Date and disclosed in the Schedule or arising under this Agreement or the other Loan Documents;
(b) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Borrower maintains adequate reserves, provided the same have no priority over any of Bank’s security interests;
(c) Liens not to exceed One Million Five Hundred Thousand Dollars ($1,500,000) in the aggregate in any fiscal year (i) upon or in any Equipment acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such Equipment, or (ii) existing on such Equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment;
(d) Without duplication with (c), above, or clause (d) of the defined term “Permitted Indebtedness,” Liens securing capital leases not to exceed Five Million Dollars ($5,000,000) in the aggregate outstanding, resulting solely from (x) changes to GAAP which require the conversion of leases considered “operating leases” as of the Closing Date to “capital leases” as of any future date or (y) Borrower’s determination to finance or refinance assets subject to operating leases as of the Closing Date with capital leases;
(e) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase in any material respect;
(f) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Sections 8.5 or 8.9;
(g) Liens of materialmen, mechanics, warehousemen, carriers, artisans or other similar Liens arising in the Ordinary Course of Business or by operation of law, which are not past due or which are being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP;
(h) Liens in favor of other financial institutions arising in connection with Borrower’s deposit accounts held at such institutions to secure standard fees for deposit services charged by, but not financing made available by such institutions, provided that Bank has a perfected security interest in the amounts held in such deposit accounts; and
(i) Liens securing Subordinated Debt.
“Permitted Transfer” means the conveyance, sale, lease, transfer or disposition by Borrower or any Subsidiary of:
(a) Inventory in the Ordinary Course of Business;

(b) licenses and similar arrangements for the use of the Intellectual Property of Borrower or its Subsidiaries in the Ordinary Course of Business;
(c) worn-out or obsolete Equipment;
(d) transfers of Borrower’s assets in the Ordinary Course of Business; or
(e) other assets of Borrower or its Subsidiaries that do not in the aggregate exceed Two Hundred Fifty Thousand Dollars ($250,000) during any fiscal year.
“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.
“Prime Rate” means the variable rate of interest, per annum, most recently announced by Bank, as its “prime rate,” whether or not such announced rate is the lowest rate available from Bank.
“Profitability” means net income after tax, calculated in accordance with GAAP, plus stock-based compensation expensed in accordance with GAAP.
“Responsible Officer” means each of the Chief Executive Officer and the Chief Financial Officer of Borrower.
“Revolving Line” means a Credit Extension of up to Fifteen Million Dollars ($15,000,000).
“Revolving Maturity Date” means February 7, 2013; provided that Bank shall review the credit facility on February 7, 2012.
“Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any, including any updates thereto in accordance with Section 3.2(b).
“SOS Reports” means the official reports from the Secretaries of State of each Collateral State, Chief Executive Office State and the Borrower State and other applicable federal, state or local government offices identifying all current security interests filed in the Collateral and Liens of record as of the date of such report.
“Subordinated Debt” means any debt incurred by Borrower that is subordinated in writing to the debt owing by Borrower to Bank on terms reasonably acceptable to Bank (and identified as being such by Borrower and Bank).
“Subsidiary” means any corporation, partnership or limited liability company or joint venture in which (i) any general partnership interest or (ii) more than fifty percent (50%) of the stock, limited liability company interest or joint venture of which by the terms thereof has the ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.
“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.
1.2 Accounting Terms. Any accounting term not specifically defined herein shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include, with respect to annual and quarterly financial statements (unless otherwise required by the SEC), the accompanying notes and schedules.

2. LOAN AND TERMS OF PAYMENT.
2.1 Credit Extensions.
(a) Promise to Pay. Borrower promises to pay to Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower, together with interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.
(b) Advances Under Revolving Line.
(i) Amount. Subject to and upon the terms and conditions of this Agreement, and, when Advances are made against the Borrowing Base, subject to an audit of the Collateral the results of which shall be satisfactory to Bank, (1) Borrower may request Advances, subject to Section 6.7(b) in an aggregate outstanding amount not to exceed the Revolving Line, and (2) amounts borrowed pursuant to this Section 2.1(b) may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(b) shall be immediately due and payable. Except as set forth in the LIBOR Addendum, Borrower may prepay any Advances without penalty or premium.
(ii) Form of Request. Whenever Borrower desires an Advance, Borrower will notify Bank by facsimile transmission or email no later than 3:00 p.m. Pacific time (1:30 p.m. Pacific time for wire transfers), on the Business Day that the Advance is to be made. Each such notification shall be promptly confirmed by a Loan Advance/Paydown Request Form in substantially the form of Exhibit B hereto. Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions (but with notice to Borrower) if in Bank’s discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any facsimile or email notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Advances made under this Section 2.1(b) to Borrower’s deposit account.
2.2 Overadvances. If the aggregate amount of the outstanding Advances exceeds the lesser of the Revolving Line, or, subject to Section 6.7(b), the Minimum Liquidity Ratio, or, if the Minimum Liquidity Ratio no longer applies pursuant to Section 6.7(b), the Borrowing Base, at any time, Borrower shall immediately pay to Bank, in cash, the amount of such excess.
2.3 Interest Rates, Payments, and Calculations.
(a) Interest Rate. Except as set forth in Section 2.3(b), the Advances shall bear interest, on the outstanding daily balance thereof, as set forth in the LIBOR Addendum.
(b) Late Fee; Default Rate. If any payment is not made within 10 days after the date such payment is due, Borrower shall pay Bank a late fee equal to the lesser of (i) five percent (5%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to five (5) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.
(c) Payments. Interest hereunder shall be due and payable in arrears on the first Business Day of each month during the term hereof. Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of Borrower’s deposit accounts or, in the event of insufficient funds in such accounts, against the Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due (other than as a result of Bank’s failure to debit Borrower’s deposit accounts when such accounts have sufficient funds) shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

(d) Computation. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.
2.4 Crediting Payments. Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies. After the occurrence and during the continuance of an Event of Default, Bank shall have the right, in its sole discretion, to immediately apply any wire transfer of funds, check, or other item of payment to conditionally reduce Obligations, but such applications of funds shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon Pacific time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.
2.5 Fees. Borrower shall pay to Bank the following:
(a) Facility Fee. On the Closing Date, a fee equal to Forty-Five Thousand Dollars ($45,000), which shall be nonrefundable;
(b) Unused Commitment Fee. A fee equal to one quarter of one percent (0.25%) per annum of the difference between the amount of the Revolving Line and the average daily balance outstanding thereunder during the term hereof (commencing from the Closing Date), paid quarterly in arrears within five (5) days of the last day of each such quarter, which shall be nonrefundable; and
(c) Bank Expenses. On the Closing Date, all Bank Expenses incurred through the Closing Date, and, after the Closing Date, all Bank Expenses as and when they become due.
2.6 Term. This Agreement shall become effective on the Closing Date and, subject to Section 13.7, shall continue in full force and effect for so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default. Borrower shall have the right to terminate this Agreement upon thirty (30) days prior written notice to Bank and indefeasible payment in full of the Obligations.
3. CONDITIONS OF LOANS.
3.1 Conditions Precedent to Initial Credit Extension. The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:
(a) this Agreement;
(b) the LIBOR Addendum;
(c) an officer’s certificate of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;
(d) UCC National Form Financing Statement;

(e) current SOS Reports indicating that except for Permitted Liens, there are no other security interests or Liens of record in the Collateral;
(f) except as set forth in the Schedule, securities and/or deposit account control agreements with respect to any accounts permitted hereunder to be maintained outside Bank;
(g) agreement to furnish insurance;
(h) payment of the fees and Bank Expenses then due specified in Section 2.5 hereof;
(i) current financial statements, including audited statements for Borrower’s most recently ended fiscal year, together with an opinion qualified only for “going concern,” company prepared consolidated balance sheets and income statements for the most recently ended quarter (as filed with the Securities and Exchange Commission (the “SEC”)) in accordance with Section 6.2, and such other updated financial information as Bank may reasonably request;
(j) current Compliance Certificate in accordance with Section 6.2; and
(k) such other documents, certificates or opinions, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.
3.2 Conditions Precedent to all Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:
(a) timely receipt by Bank of the Loan Advance/Paydown Request Form as provided in Section 2.1; and
(b) the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Loan Advance/Paydown Request Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date). The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2. Notwithstanding the foregoing, after the initial Credit Extension, Borrower may update such representations and warranties by amending the Schedule attached hereto for events or circumstances arising after the initial Credit Extension so long as Bank reviews and approves such updated information, which information could not reasonably be expected to have a Material Adverse Effect.
4. CREATION OF SECURITY INTEREST.
4.1 Grant of Security Interest. Borrower grants and pledges to Bank a continuing security interest in the Collateral to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Except as set forth in the Schedule, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in later-acquired Collateral. Borrower also hereby agrees to not sell, transfer, assign, mortgage, pledge, lease, grant a security interest in, or encumber any of its Intellectual Property; in each case, other than in the Ordinary Course of Business. Notwithstanding any termination, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

4.2 Perfection of Security Interest. Borrower authorizes Bank to file at any time financing statements, continuation statements, and amendments thereto that (i) either specifically describe the Collateral or describe the Collateral as all assets of Borrower of the kind pledged hereunder, and (ii) contain any other information required by the Code for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment, including whether Borrower is an organization, the type of organization and any organizational identification number issued to Borrower, if applicable. Any such financing statements may be signed by Bank on behalf of Borrower, as provided in the Code, and may be filed at any time in any jurisdiction whether or not Revised Article 9 of the Code is then in effect in that jurisdiction. Borrower shall from time to time endorse and deliver to Bank, at the request of Bank, all Negotiable Collateral and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue perfected Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. Borrower shall have possession of the Collateral, except where expressly otherwise provided in this Agreement or where Bank reasonably determines to perfect its security interest by possession in addition to the filing of a financing statement. Where Collateral is in possession of a third party bailee, Borrower shall take such steps as Bank reasonably requests for Bank to (i) obtain an acknowledgment, in form and substance satisfactory to Bank, of the bailee that the bailee holds such Collateral for the benefit of Bank, and (ii) obtain “control” of any Collateral consisting of investment property, deposit accounts, letter-of-credit rights or electronic chattel paper (as such items and the term “control” are defined in Revised Article 9 of the Code) by causing the securities intermediary or depositary institution or issuing bank to execute a control agreement in form and substance satisfactory to Bank. Borrower will not create any chattel paper without placing a legend on the chattel paper acceptable to Bank indicating that Bank has a security interest in the chattel paper. Borrower from time to time may deposit with Bank specific cash collateral to secure specific Obligations; Borrower authorizes Bank to hold such specific balances in pledge and to decline to honor any drafts thereon or any request by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the specific Obligations are outstanding.
4.3 Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours but no more than once a year (unless an Event of Default has occurred and is continuing), to inspect Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.
5. REPRESENTATIONS AND WARRANTIES.
Borrower represents and warrants as follows:
5.1 Due Organization and Qualification. Borrower and each Subsidiary is duly existing under the laws of the state in which it is organized and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Effect.
5.2 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower’s corporate powers, have been duly authorized by all necessary corporate action on the part of Borrower, and are not in conflict with nor in violation of any provision contained in Borrower’s Certificate of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement by which it is bound, except to the extent such default could not reasonably be expected to cause a Material Adverse Effect.
5.3 Collateral. Borrower has rights in or the power to transfer the Collateral, and its title to the Collateral is free and clear of Liens, adverse claims, and restrictions on transfer or pledge except for Permitted Liens. Other than personal property or samples used to support field services and marketing operations and work-in-progress, having an aggregate book value of less than Eight Hundred Thousand Dollars ($800,000), all Collateral is located solely in the Collateral States. The Eligible Accounts are bona fide existing obligations. The property or services giving rise to such Eligible Accounts has been delivered or rendered to the account debtor or its agent for immediate shipment to and unconditional acceptance by the account debtor, subject to any returned goods policy of Borrower or wholesaler. Borrower has not received notice of actual or imminent Insolvency Proceeding of any account debtor whose accounts are included in any Borrowing Base Certificate as an Eligible Account. All Inventory is in all material respects of good and merchantable quality, free from all material defects, except for Inventory for which adequate reserves have been made in accordance with GAAP. Except as set forth in the Schedule, none of Borrower’s Cash is maintained or invested with a Person other than Bank or Bank’s Affiliates.

5.4 Intellectual Property. Borrower owns or controls the Intellectual Property utilized in its business, except for licenses granted by Borrower in the Ordinary Course of Business. To the best of Borrower’s knowledge, except as set forth in the Schedule, no part of its Intellectual Property has been judged invalid or unenforceable, in whole or in part, and no claim has been made to Borrower that any part of its Intellectual Property violates the rights of any third party except to the extent such claim could not reasonably be expected to cause a Material Adverse Effect.
5.5 Name; Location of Chief Executive Office. Except as disclosed in the Schedule, Borrower has not done business under any name other than that specified on the signature page hereof, and its exact legal name is as set forth in the first paragraph of this Agreement. The chief executive office of Borrower is located in the Chief Executive Office State at the address indicated in Section 10 hereof.
5.6 Litigation. Except as set forth in the Schedule, there are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency in which a likely adverse decision could reasonably be expected to have a Material Adverse Effect.
5.7 No Material Adverse Change in Financial Statements. All consolidated financial statements related to Borrower and any Subsidiary that are delivered by Borrower to Bank fairly present in all material respects Borrower’s consolidated financial condition as of the date thereof and Borrower’s consolidated results of operations for the period then ended. There has not been a change in the consolidated or in the consolidating financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank (or available to Bank on the SEC’s website) that has or could reasonably be expected to have a Material Adverse Effect.
5.8 Solvency, Payment of Debts. Borrower is able to pay its debts (including trade debts) as they mature; the fair saleable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement. For purposes of this Section 5.8, deferred revenue will be classified as capital.
5.9 Compliance with Laws and Regulations. Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans maintained by Borrower and subject to ERISA. No event has occurred resulting from Borrower’s failure to comply with ERISA that is reasonably likely to result in Borrower’s incurring any liability that could have a Material Adverse Effect. Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Borrower has complied in all material respects with all the provisions of the Federal Fair Labor Standards Act. Borrower is in compliance with all Environmental Laws except where the failure to comply could not reasonably be expected to have a Material Adverse Effect. Borrower has not violated any statutes, laws, ordinances or rules applicable to it, the violation of which could reasonably be expected to have a Material Adverse Effect. Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein except those being contested in good faith with adequate reserves under GAAP or where the failure to file such returns or pay such taxes could not reasonably be expected to have a Material Adverse Effect.
5.10 Subsidiaries. Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.
5.11 Government Consents. Borrower and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted, except where the failure to do so could not reasonably be expected to cause a Material Adverse Effect.

5.12 Inbound Licenses. Except as disclosed in the Schedule, Borrower is not a party to, nor is bound by, any material inbound license or agreement that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such material inbound license or agreement or any other property.
5.13 Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank taken together with all such certificates and written statements furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.
6. AFFIRMATIVE COVENANTS.
Borrower covenants and agrees that, until payment in full of all outstanding Obligations, and for so long as Bank may have any commitment to make a Credit Extension hereunder, Borrower shall do all of the following:
6.1 Good Standing and Government Compliance. Borrower shall maintain its and each of its Subsidiaries’ corporate existence and good standing in the Borrower State, shall maintain qualification and good standing in each other jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect, and shall furnish to Bank the organizational identification number issued to Borrower by the authorities of the state in which Borrower is organized, if applicable. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply in all material respects with all applicable Environmental Laws, and maintain all material permits, licenses and approvals required thereunder where the failure to do so could have a Material Adverse Effect. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, and shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which or failure to comply with which could reasonably be expected to have a Material Adverse Effect.
6.2 Financial Statements, Reports, Certificates. Borrower shall deliver the following to Bank (provided that any such financial statements that are available to Bank on the SEC’s website shall be deemed delivered without further action by Borrower): (i) as soon as available, but in any event within one hundred twenty (120) days (or such earlier time as is required by the SEC) after the end of Borrower’s fiscal year, audited consolidated financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an opinion which is unqualified, except for going concern for fiscal year 2009, or otherwise consented to in writing by Bank on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank; (ii) as soon as available, but in any event within thirty (30) days after the last day of each month when the Liquidity Ratio set forth in Section 6.7(b) includes consideration of Borrower’s Eligible Accounts (or, otherwise, thirty (30) days after the end of each of Borrower’s first, second and third fiscal quarters (or such earlier time as may be mandated by the SEC from time to time)), unaudited financial statements of Borrower prepared in accordance with GAAP; (iii) as and when filed, all reports on Forms 10-K and 10-Q filed with the SEC; (iv) within five (5) calendar days following receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that could reasonably be expected to have a Material Adverse Effect if decided adversely to Borrower (or otherwise require the Company to report the same to the SEC); (v) within five (5) calendar days following receipt thereof, each management letter prepared by Borrower’s independent certified public accounting firm regarding Borrower’s management control systems; and (vi) such budgets, sales projections, operating plans or other financial information as Bank may reasonably request from time to time, including but not limited Borrower’s financial and business projections and budget for the immediately following year, with evidence of approval thereof by Borrower’s board of directors, within thirty (30) days of each calendar year end; provided that Borrower shall deliver to Bank, within ten (10) days of approval thereof and, in any event, no later than January 31, Borrower’s Board of Directors-approved budget for 2011 (including monthly balance sheet, profit and loss statement and cash flow statements), which shall be attached hereto as Annex I.

(a) Within thirty (30) days after the last day of each month (other than December, which shall be thirty (30) days for drafts and seventy-five (75) days for final reporting) when the Liquidity Ratio set forth in Section 6.7(b) includes consideration of Borrower’s Eligible Accounts, Borrower shall deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit C hereto, together with aged listings by invoice due date of accounts receivable and accounts payable.
(b) Within thirty (30) days after the last day of each month (other than December, which shall be thirty (30) days for drafts and seventy-five (75) days for final reporting) when the Liquidity Ratio set forth in Section 6.7(b) includes consideration of Borrower’s Eligible Accounts (or, otherwise, thirty (30) days after the end of each of Borrower’s first, second and third fiscal quarters), Borrower shall deliver to Bank a Compliance Certificate certified as of the last day of the applicable month and signed by a Responsible Officer in substantially the form of Exhibit D hereto.
(c) As soon as possible and in any event within five (5) calendar days after becoming aware of the occurrence or existence of an Event of Default hereunder, a written statement of a Responsible Officer (or its designee) setting forth details of the Event of Default, and the action which Borrower has taken or proposes to take with respect thereto.
(d) Bank shall have a right from time to time hereafter to audit Borrower’s Accounts and appraise Collateral at Borrower’s expense, provided that such audits will be conducted no more often than every six (6) months unless an Event of Default has occurred and is continuing.
Borrower may deliver to Bank on an electronic basis any certificates, reports or information required pursuant to this Section 6.2, and Bank shall be entitled to rely on the information contained in the electronic files, provided that Bank in good faith believes that the files were delivered by a Responsible Officer or its designee. If Borrower delivers this information electronically, it shall also deliver to Bank by U.S. Mail, reputable overnight courier service, hand delivery, facsimile or .pdf file within five (5) Business Days of submission of the unsigned electronic copy the certification of monthly financial statements, the Borrowing Base Certificate and the Compliance Certificate, each bearing the physical signature of the Responsible Officer.
6.3 Inventory; Returns. Borrower shall keep all Inventory in good and merchantable condition, free from all material defects except for Inventory for which adequate reserves have been made in accordance with GAAP. Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with Borrower’s usual, customary practices. Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims involving more than Five Hundred Thousand Dollars ($500,000) other than in compliance with Borrower’s or wholesalers’ returned goods policy.
6.4 Taxes. Borrower shall make, and cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A. and state disability, and will execute and deliver to Bank, on demand, proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.
6.5 Insurance.
(a) Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower’s business is conducted on the date hereof. Borrower shall also maintain liability and other insurance in amounts and of a type that are customary to businesses similar to Borrower’s.

(b) All such policies of insurance shall be in such form, with such companies, and in such amounts as are reasonably satisfactory to Bank. All policies of property insurance shall contain a lender’s loss payable endorsement, in a form reasonably satisfactory to Bank, showing Bank as an additional loss payee, and all liability insurance policies shall show the Bank as an additional insured and shall specify that the insurer must give at least 20 days notice to Bank before canceling its policy for any reason. Upon Bank’s request, Borrower shall deliver to Bank certified copies of the policies of insurance and evidence of all premium payments. If no Event of Default has occurred and is continuing, proceeds payable under any casualty policy will, at Borrower’s option, be payable to Borrower to replace the property subject to the claim, provided that any such replacement property shall be deemed Collateral in which Bank has been granted a first priority security interest. If an Event of Default has occurred and is continuing, all proceeds payable under any such policy shall, at Bank’s option, be payable to Bank to be applied on account of the Obligations.
6.6 Accounts. Borrower shall maintain its primary depository, investment and operating accounts with Bank and Bank’s Affiliates (subject to control agreements in form and substance reasonable acceptable to Bank), whose balances shall total no less than fifty percent (50%) of all Cash balances of Borrower. All accounts maintained outside of Bank or Bank’s Affiliates shall be subject to control agreements in form and content reasonably acceptable to Bank. Bank agrees that it will not exercise control of such accounts unless an Event of Default has occurred and is continuing. Notwithstanding the foregoing, (x) Borrower shall have sixty (60) days from the Closing Date to transition to Bank its primary depository and operation accounts, and (y) Borrower shall have up to one hundred twenty (120) days from the Closing Date to transition to Bank or Bank’s Affiliates Borrower’s investment accounts; provided that Borrower and Bank shall negotiate in good faith to move such investment accounts to Bank as soon as reasonable practical.
6.7 Financial Covenants. Borrower shall at all times maintain the following financial ratios and covenants:
(a) Minimum Cash. A balance of Cash at Bank and Cash at Bank’s Affiliates (subject to control agreements in form and content reasonably acceptable to Bank) of not less Five Million Dollars ($5,000,000) at all times from and after the Closing Date; provided that Cash subject to control agreements must provide that any debits or other withdrawals from any such accounts must be made directly to an operating account of Borrower maintained with Bank.
(b) Minimum Liquidity Ratio. A ratio of Liquidity to all Indebtedness owing by Borrower to Bank of at least (i) 1.10 to 1.00, when only Cash held at Bank and Bank’s Affiliates, and Cash held outside Bank or Bank’s Affiliates, in each case, subject to control agreements in form and content reasonably acceptable to Bank, is used in the calculation of Liquidity, or (ii) 1.25 to 1.00, at all other times. Notwithstanding the foregoing, in accordance with the chart below, based upon Borrower’s Remaining Months’ Cash (“RMC”), the Borrowing Base portion of Borrower’s Liquidity may not (x) be included in the calculation of Borrower’s Liquidity until Bank receives an audit of the Collateral, the results of which shall be satisfactory to Bank, or (y) thereafter exceed the respective percentages (the “Maximum Borrowing Base Component”) of Borrower’s Liquidity:

Maximum Borrowing
Remaining Months’ Cash	Base Component
≤ 18 months	0%
18 < RMC ≤ 24	Up to 35%
> 24 months	Up to 60%
As used herein, “Remaining Months’ Cash” means, as of any date of determination, Cash divided by Cash Burn. If at any time Borrower’s RMC increases or decreases sufficiently to change the level, with respect to the chart above, at which Borrower’s RMC had been determined prior to such increase or decrease, the Maximum Borrowing Base Component likewise shall adjust to the corresponding percentages described above, for so long as Borrower’s RMC dictates such level. Notwithstanding the foregoing, when Borrower achieves, and for so long as Borrower maintains, two (2) consecutive quarters of Profitability, Borrower shall not be required to comply with this Section 6.7(b); provided that, if at any time after Borrower achieves two (2) consecutive quarters of Profitability, Borrower fails to maintain Profitability, Borrower shall again be required to comply with this Section 6.7(b).

(c) Minimum EBITDA. EBITDA, measured quarterly on a trailing six (6) months basis, when Borrower achieves, and for so long as Borrower maintains, two (2) consecutive quarters of Profitability, of not less than the amounts, and for the periods, set forth on Annex II hereto. Bank shall have the right to reset this EBITDA covenant for Borrower’s fiscal year ending 2012, based upon Borrower’s Board of Director’s approved and Bank reviewed fiscal year budgets to be delivered to Bank no later than January 31 of each year, commencing January 31, 2012. Each new Minimum EBITDA covenant shall be established, in consultation with Borrower, within thirty (30) days of Borrower’s submission of the required budgets; provided that, if the parties cannot agree in good faith on the revised Minimum EBITDA covenants, Bank shall have the right to establish such covenants in its good faith business judgment.
6.8 Consent of Inbound Licensors. Prior to entering into or becoming bound by any material inbound license or agreement (other than such license or agreement entered into in the Ordinary Course of Business of Borrower), Borrower shall provide written notice to Bank of the material terms of such license or agreement with a description of its likely impact on Borrower’s business or financial condition.
6.9 Creation/Acquisition of Subsidiaries. In the event Borrower or any Subsidiary creates or acquires any Subsidiary, Borrower and such Subsidiary shall promptly notify Bank of the creation or acquisition of such new Subsidiary and take all such action as may be reasonably required by Bank to cause such Subsidiary to guarantee the Obligations of Borrower under the Loan Documents and grant a continuing pledge and security interest in and to the collateral of such Subsidiary (substantially as described on Exhibit A hereto), and Borrower shall grant and pledge to Bank a perfected security interest in the stock, units or other evidence of ownership of such Subsidiary.
6.10 Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.
7. NEGATIVE COVENANTS.
Borrower covenants and agrees that, so long as any credit hereunder shall be available and until the outstanding Obligations are paid in full or for so long as Bank may have any commitment to make any Credit Extensions, Borrower will not do any of the following without Bank’s prior written consent, which shall not be unreasonably withheld:
7.1 Dispositions. Convey, sell, lease, license, transfer or otherwise dispose of (collectively, to “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than Permitted Transfers.
7.2 Change in Name, Location, Executive Office, Executive Management, Change in Business; Change in Fiscal Year; Change in Control. Change its name or the Borrower State or relocate its chief executive office without thirty (30) days’ prior written notification to Bank; suffer the departure of and/or replace its chief executive officer or chief financial officer without five (5) days’ prior written notification to Bank; engage in any business, or permit any of its Subsidiaries to engage in any business, other than or reasonably related or incidental to the businesses currently engaged in by Borrower; change its fiscal year end; suffer or permit a Change in Control.
7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary or into Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person except transactions in the Ordinary Course of Business, where (i) cash consideration in such transactions does not in the aggregate exceed Three Million Dollars ($3,000,000) during any fiscal year, (ii) no Event of Default has occurred, is continuing or would exist after giving effect to such transactions, (iii) such transactions do not result in a Change in Control, and (iv) Borrower is the surviving entity.

7.4 Indebtedness. Create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness.
7.5 Encumbrances. Create, incur, assume or allow any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens. Agree with any Person other than Bank not to grant a security interest in, or otherwise encumber, any of its property, or covenant to any other Person that Borrower in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of Borrower’s property, or permit any Subsidiary to do so; other than in connection with licenses and similar arrangements for the use of the Intellectual Property of Borrower or its Subsidiaries in the Ordinary Course of Business.
7.6 Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, except that Borrower may (i) repurchase the stock of former employees pursuant to stock repurchase agreements as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase, and (ii) repurchase the stock of former employees pursuant to stock repurchase agreements by the cancellation of indebtedness owed by such former employees to Borrower regardless of whether an Event of Default exists.
7.7 Investments. Directly or indirectly acquire or own, or make any material Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments, or maintain or invest any of its property with a Person other than Bank or Bank’s Affiliates or permit any Subsidiary to do so unless such Person has entered into a control agreement with Bank, in form and substance satisfactory to Bank, or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower.
7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the Ordinary Course of Business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, which permitted transactions shall include, without limitation, reasonable and customary fees to its directors and compensation arrangements and benefit plans for its officers and employees.
7.9 Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision affecting Bank’s rights contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent.
7.10 Inventory and Equipment. Store the Inventory or the Equipment, other than Inventory or Equipment with sales personnel having a book value not to exceed Eight Hundred Thousand Dollars ($800,000), with a bailee, warehouseman, or similar third party unless the third party has been notified of Bank’s security interest and Bank (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Bank’s benefit or (b) is in possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment. Except for Inventory sold in the ordinary course of business, and except as listed on Schedule 7.10 hereto, and except for such other locations as Bank may approve in writing, Borrower shall keep the Inventory and Equipment only at the location set forth in Section 10 and such other locations of which Borrower gives Bank prior written notice and as to which Bank files a financing statement where needed to perfect its security interest. Notwithstanding the foregoing, Borrower shall cause each of Patheon Pharmaceuticals, Inc. and Anderson Packaging, Inc. to execute and deliver to Bank, within thirty (30) days of the Closing Date, a bailee agreement (or similar) in form and content reasonably acceptable to Bank.

7.11 No Investment Company; Margin Regulation. Become or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose.
8. EVENTS OF DEFAULT.
Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:
8.1 Payment Default. If Borrower fails to pay any of the Obligations within three (3) calendar days of the date when due;
8.2 Covenant Default. If Borrower fails to perform any obligation under Article 6 or violates any of the covenants contained in Article 7 of this Agreement; or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within fifteen (15) days after Borrower receives notice thereof or any Responsible Officer of Borrower (or Borrower’s General Counsel) becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the fifteen (15) day period or cannot after diligent attempts by Borrower be cured within such fifteen (15) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made;
8.3 Defective Perfection. If Bank shall receive at any time following the Closing Date an SOS Report indicating that except for Permitted Liens, Bank’s security interest in the Collateral is not prior to all other security interests or Liens of record reflected in such SOS Report;
8.4 Material Adverse Effect. If there occurs any circumstance or circumstances that could reasonably be expected to have a Material Adverse Effect;
8.5 Attachment. If any material portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be made during such cure period);
8.6 Insolvency. If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within thirty (30) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);
8.7 Other Agreements. If there is a default or other failure to perform in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Seven Hundred Fifty Thousand Dollars ($750,000) or that could reasonably be expected to have a Material Adverse Effect;

8.8 Subordinated Debt. If Borrower makes any payment on account of Subordinated Debt, except to the extent such payment is allowed under any subordination agreement entered into with Bank;
8.9 Judgments. If an uninsured judgment or uninsured judgments for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of fifteen (15) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment); or
8.10 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.
9. BANK’S RIGHTS AND REMEDIES.
9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:
(a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.6, all Obligations shall become immediately due and payable without any action by Bank);
(b) Demand that Borrower (i) deposit cash with Bank in an amount equal to the amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of the Letters of Credit, and Borrower shall promptly deposit and pay such amounts;
(c) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;
(d) Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;
(e) Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;
(f) Set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Bank, and (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;
(g) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Except to the extent Borrower is prohibited by an enforceable license from doing so, Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s labels, Intellectual Property, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

(h) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate. Bank may sell the Collateral without giving any warranties as to the Collateral. Bank may specifically disclaim any warranties of title or the like. This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. If Bank sells any of the Collateral upon credit, Borrower will be credited only with payments actually made by the purchaser, received by Bank, and applied to the indebtedness of the purchaser. If the purchaser fails to pay for the Collateral, Bank may resell the Collateral and Borrower shall be credited with the proceeds of the sale;
(i) Bank may credit bid and purchase at any public sale;
(j) Apply for the appointment of a receiver, trustee, liquidator or conservator of the Collateral, without notice and without regard to the adequacy of the security for the Obligations and without regard to the solvency of Borrower, any guarantor or any other Person liable for any of the Obligations; and
(k) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.
Bank may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.
9.2 Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as Borrower’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; and (g) to file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of Borrower where permitted by law; provided Bank may exercise such power of attorney to sign the name of Borrower on any of the documents described in clause (g) above, regardless of whether an Event of Default has occurred. The appointment of Bank as Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions hereunder is terminated.
9.3 Accounts Collection. At any time after the occurrence and during the continuance of an Event of Default, Bank may notify any Person owing funds to Borrower of Bank’s security interest in such funds and verify the amount of such Account. Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.
9.4 Bank Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrower: (a) make payment of the same or any part thereof; (b) set up such reserves under the Revolving Line as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.5 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

9.5 Bank’s Liability for Collateral. As long as Bank complies with reasonable banking practices, Bank has no obligation to clean up or otherwise prepare the Collateral for sale. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower, except to the extent caused by Bank’s gross negligence or willful misconduct.
9.6 No Obligation to Pursue Others. Bank has no obligation to attempt to satisfy the Obligations by collecting them from any other Person liable for them and Bank may release, modify or waive any collateral provided by any other Person to secure any of the Obligations, all without affecting Bank’s rights against Borrower. Borrower waives any right it may have to require Bank to pursue any other Person for any of the Obligations.
9.7 Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given. Borrower expressly agrees that this Section may not be waived or modified by Bank by course of performance, conduct, estoppel or otherwise.
9.8 Demand; Protest. Except as otherwise provided in this Agreement, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment and any other notices relating to the Obligations.
10. NOTICES.
Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrower or to Bank, as the case may be, at its addresses set forth below:

If to Borrower:	SOMAXON PHARMACEUTICALS, INC. 3570 Carmel Mountain Road, Suite 100 San Diego, CA 92130 Attn: General Counsel FAX: (858) 509-1761

If to Bank:	Comerica Bank 39200 Six Mile Road, M/C 7578 Livonia, Michigan 48152 Attn: National Documentation Services

with a copy to:	Comerica Bank 11943 El Camino Real, Suite 110B San Diego, CA 92130 Attn: Linda S. Le Beau, Vice President FAX: (858) 509-2365
The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.
This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Each of Borrower and Bank hereby submits to the exclusive jurisdiction of the state and Federal courts located in the State of California. THE UNDERSIGNED ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES. TO THE EXTENT PERMITTED BY LAW, EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT BETWEEN THE UNDERSIGNED PARTIES.
12. REFERENCE PROVISION.
In the event the Jury Trial Waiver set forth above is not enforceable, the parties elect to proceed under this Judicial Reference Provision.
12.1 Mechanics.
(a) With the exception of the items specified in clause (b), below, any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement or any other document, instrument or agreement between the undersigned parties (collectively in this Section, the “Comerica Documents”), will be resolved by a reference proceeding in California in accordance with the provisions of Sections 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Comerica Documents, venue for the reference proceeding will be in the state or federal court in the county or district where the real property involved in the action, if any, is located or in the state or federal court in the county or district where venue is otherwise appropriate under applicable law (the “Court”).
(b) The matters that shall not be subject to a reference are the following: (i) nonjudicial foreclosure of any security interests in real or personal property, (ii) exercise of self-help remedies (including, without limitation, set-off), (iii) appointment of a receiver and (iv) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). This reference provision does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (i) and (ii) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (iii) and (iv). The exercise of, or opposition to, any of those items does not waive the right of any party to a reference pursuant to this reference provision as provided herein.
(c) The referee shall be a retired judge or justice selected by mutual written agreement of the parties. If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. Pursuant to CCP § 170.6, each party shall have one peremptory challenge to the referee selected by the Presiding Judge of the Court (or his or her representative).
(d) The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (i) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (ii) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference and (iii) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

(e) The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered based upon good cause shown, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.
12.2 Procedures. Except as expressly set forth herein, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.
12.3 Application of Law. The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a court proceeding, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference. Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive. The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.
12.4 Repeal. If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.
12.5 THE PARTIES RECOGNIZE AND AGREE THAT ALL CONTROVERSIES, DISPUTES AND CLAIMS RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE OTHER COMERICA DOCUMENTS.
13. GENERAL PROVISIONS.
13.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties and shall bind all Persons who become bound as a debtor to this Agreement; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Bank shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder.

13.2 Indemnification. Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank, its officers, employees and agents as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys’ fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.
13.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.
13.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
13.5 Amendments in Writing, Integration. All amendments to or terminations of this Agreement or the other Loan Documents must be in writing. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the other Loan Documents, if any, are merged into this Agreement and the Loan Documents.
13.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.
13.7 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Bank has any obligation to make any Credit Extension to Borrower. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 13.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.
13.8 Confidentiality. In handling any confidential information, Bank and all employees and agents of Bank shall exercise the same degree of care that Bank exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or Affiliates of Bank in connection with their present or prospective business relations with Borrower, (ii) to prospective transferees or purchasers of any interest in the Credit Extensions, provided that they have entered into a comparable confidentiality agreement in favor of Borrower and have delivered a copy to Borrower, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank and (v) as Bank may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information. Any disclosure of confidential information to representatives of Bank, including, without limitation, in connection with Section 6.2(d), will only be such information as is reasonably necessary to such representatives’ evaluation of the matter for which such information is provided, and will only be to representatives of Bank who are bound by written agreements with Bank or Borrower to maintain such information in confidence in accordance with the terms and conditions of this Section 13.8.
[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

SOMAXON PHARMACEUTICALS, INC.

By:	/s/ Tran B. Nguyen

Title:	VP, CFO

COMERICA BANK

By:	/s/ Linda S. Le Beau

Title:	VP

[Signature Page to Loan and Security Agreement]

DEBTOR	SOMAXON PHARMACEUTICALS, INC.

SECURED PARTY:	COMERICA BANK
EXHIBIT A
COLLATERAL DESCRIPTION ATTACHMENT
TO LOAN AND SECURITY AGREEMENT
All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:
(a) all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), Negotiable Collateral, letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;
(b) any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time, including revised Division 9 of the Uniform Commercial Code-Secured Transactions, added by Stats. 1999, c.991 (S.B. 45), Section 35, operative July 1, 2001.
Notwithstanding the foregoing, the Collateral shall not include any Intellectual Property; provided, however, that the Collateral shall include all accounts and general intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the foregoing (the “Rights to Payment”). Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of the Closing Date, include the Intellectual Property to the extent and only to the extent necessary to permit perfection of Bank’s security interest in the Rights to Payment, and further provided, however, that Bank’s enforcement rights with respect to any security interest in the Intellectual Property shall be absolutely limited to the Rights to Payment only, and Bank shall have no recourse whatsoever with respect to the underlying Intellectual Property.
As used herein, “Intellectual Property” means all of Borrower’s right, title, and interest in and to the following:
(a) Copyrights, Trademarks and Patents;
(b) Any and all trade secrets, and any and all Intellectual Property rights in computer software and computer software products now or hereafter existing, created, acquired or held;
(c) Any and all design rights which may be available to Borrower now or hereafter existing, created, acquired or held;
(d) Any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above;
(e) All licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights;

(f) All amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and
(g) All proceeds of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.
As used herein, “Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.
As used herein, “Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.
As used herein, “Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

EXHIBIT B
TECHNOLOGY & LIFE SCIENCES DIVISION
LOAN ANALYSIS
LOAN ADVANCE/PAYDOWN REQUEST FORM
DEADLINE FOR SAME DAY PROCESSING IS 3:00* P.M., P.S.T.
DEADLINE FOR EQUIPMENT ADVANCES IS 3:00 P.M., P.S.T.**
DEADLINE FOR WIRE TRANSFERS IS 1:30 P.M., P.S.T.
*At month end and the day before a holiday, the cut off time is 1:30 P.M., P.S.T.
**Subject to 3 day advance notice.

To: Loan Analysis	DATE:	TIME:
FAX #: (650) 462-6061

FROM:	SOMAXON PHARMACEUTICALS, INC.	TELEPHONE REQUEST (For Bank Use Only):
Borrower’s Name
FROM:		The following person is authorized to request the loan payment transfer/loan advance on the designated account and is known to me.
Authorized Signer’s Name

FROM:	Authorized Signer’s Name	Authorized Request & Phone #

PHONE #:

Received by (Bank) & Phone #
FROM ACCOUNT#:
(please include Note number, if applicable)
TO ACCOUNT #:		Authorized Signature (Bank)
(please include Note number, if applicable)

REQUESTED TRANSACTION TYPE	REQUESTED DOLLAR AMOUNT	For Bank Use Only

PRINCIPAL INCREASE* (ADVANCE)	$	Date Rec’d:
PRINCIPAL PAYMENT (ONLY)	$	Time:
Comp. Status: YES NO
OTHER INSTRUCTIONS:		Status Date:
Time:
Approval:

All representations and warranties (including any updates thereto pursuant to Section 3.2(b) of the Loan Agreement) of Borrower stated in the Loan Agreement, are true, correct and complete in all material respects as of the date of the request for and advance confirmed by this Borrowing Certificate; provided, however, that those representations and warranties that expressly refer to another date shall be true, correct and complete in all material respects as of such date.

*IS THERE A WIRE REQUEST TIED TO THIS LOAN ADVANCE? (PLEASE CIRCLE ONE	YES	NO
If YES, the Outgoing Wire Transfer Instructions must be completed below.

OUTGOING WIRE TRANSFER INSTRUCTIONS	Fed Reference Number	Bank Transfer Number
The items marked with an asterisk (*) are required to be completed.

*Beneficiary Name
*Beneficiary Account Number
*Beneficiary Address
Currency Type	US DOLLARS ONLY
*ABA Routing Number (9 Digits)
*Receiving Institution Name
*Receiving Institution Address
*Wire Account	$

EXHIBIT C
BORROWING BASE CERTIFICATE

Borrower: SOMAXON PHARMACEUTICALS, INC.	Bank:	Comerica Bank
Technology & Life Sciences Division
Commitment Amount: $15,000,000		Loan Analysis Department 250 Lytton Avenue 3rd Floor, MC 4240 Palo Alto, CA 94301 Phone: (650) 462-6060 Fax: (650) 462-6061

ACCOUNTS RECEIVABLE (OTHER THAN ICS DIRECT ACCOUNTS)
1. Accounts Receivable Book Value as of
2. Additions (please explain on reverse)
3. TOTAL ACCOUNTS RECEIVABLE AS OF			$

ICS DIRECT ACCOUNTS
4. ICS Direct Accounts Receivable Book Value as of
5. Amounts of ICS Direct Accounts over 180 days	$
6. Eligible ICS Direct Accounts (#4 minus #5)
7. LOAN VALUE OF ICS DIRECT ACCOUNTS (70% of #6)*

ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication; other than ICS Direct Accounts)
8. Amounts over 90 days	$
9. Credit Balances over 90 days	$
10. Balance of 25% over 90 day	$
11. Concentration limits 25%**	$
12. Foreign Accounts (other than Eligible Foreign Accounts)	$
13. Governmental Accounts	$
14. Contra Accounts	$
15. Promotion or Demo Accounts	$
16. Intercompany/Employee Accounts	$
17. Other (please explain below)	$
18. TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS			$
19. Eligible Accounts (#3 minus #18)	$
20. LOAN VALUE OF ACCOUNTS RECEIVABLE(80% of #19)			$

BALANCES
21. Maximum Loan Amount		$15,000,000
22. Total Funds Available (Lesser of #7* plus #20, or #21)			$
23. Outstanding under Sublimits (e.g., Letters of Credit)			$
24. Present balance owing on Line of Credit			$
25. Reserve Position (#22 minus #23 and #24)			$
The undersigned represents and warrants that the foregoing is true, complete and correct, and that the information reflected in this Borrowing Base Certificate complies with the representations and warranties set forth in the Loan and Security Agreement (including any updates thereto pursuant to Section 3.2(b) of the Loan Agreement) between the undersigned and Comerica Bank.

*	to be included only through March 31, 2011

**	except with respect to Accounts of McKesson Corporation, AmerisourceBergen Corporation and Cardinal Health, Inc. (and each of their Affiliates), to the extent the obligations (of each such Account) exceed seventy-five percent (75%) of all Accounts (subject to review and reset by Bank by the end of 2011, or earlier upon an Event of Default, in each case as determined by Bank in its reasonable discretion
[Balance of Page Intentionally Left Blank]

Comments:

BANK USE ONLY

Rec’d By:
Date:

Reviewed By:

Date:

Authorized Signer
[Signature Page to Borrowing Base Certificate]

EXHIBIT D
COMPLIANCE CERTIFICATE

TO:	COMERICA BANK

FROM:	SOMAXON PHARMACEUTICALS, INC.
The undersigned authorized officer of SOMAXON PHARMACEUTICALS, INC. hereby certifies that in accordance with the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (i) Borrower is in complete compliance for the period ending                                           with all required covenants except as noted below and (ii) all representations and warranties (including any updates thereto pursuant to Section 3.2(b) of the Loan Agreement) of Borrower stated in the Agreement, as amended from time to time, are true and correct as of the date hereof; provided, however, that those representations and warranties that expressly refer to another date shall be true and correct in all material respects as of such date. Attached herewith are the required documents supporting the above certification. The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.
Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Monthly financial statements	Monthly within 30 days; except for December: 30 days for drafts; 75 days for final (when Liquidity includes Eligible Accounts)	Yes	No	N/A
Quarterly financial statements (other than 4th quarter)	Quarterly within 30 days (when Liquidity does not include Eligible Accounts)	Yes	No	N/A
Annual (CPA Audited)	FYE within 120 days	Yes	No	N/A
10K and 10Q	When filed	Yes	No	N/A
A/R & A/P Agings, Borrowing Base Cert.	Monthly within 30 days (waived when Liquidity does not include the Borrowing Base)	Yes	No	N/A
Compliance Cert.	Monthly within 30 days; except for December: 30 days for drafts; 75 days for final (when Liquidity includes Eligible Accounts); otherwise quarterly within 30 days	Yes	No
Annual Board approved projections	Within 30 days of calendar year end	Yes	No
A/R Audit	Initial and Semi-Annual
Total amount of Borrower’s cash and investments	Amount: $
Total amount of Borrower’s cash and investments maintained with Bank and Bank’s Affiliates	Amount: $	Yes	No

Financial Covenant	Required		Actual		Complies

Maintain at all times, measured Monthly (except as indicated):
Minimum Cash	$5,000,000		$		Yes	No
Minimum Liquidity (please explain below)[1]	1.25:1.00	[3]		_____:1.00	Yes	No
Minimum EBITDA		[3]	$		Yes	No

[1]	See Section 6.7(b) and explain on attachment RMC and Maximum Borrowing Base Component

[2]	Or 1.10 to 1.00 when only Cash held at Bank and Bank’s Affiliates, and Cash held outside Bank or Bank’s Affiliates, in each case, subject to control agreements in form and content reasonably acceptable to Bank, is used in the calculation of Liquidity, which calculation shall be required prior to an audit of the Collateral (the results of which shall be satisfactory to Bank)

[3]	measured quarterly on a trailing 6-month basis, as set forth in Annex II to the Loan and Security Agreement; to be reset for each of fiscal year 2011 based on Borrower’s Board of Director’s approved budget for each year, to be delivered to Bank no later than 1/31 of each year.

Comments Regarding Exceptions: See Attached.		BANK USE ONLY
Received by:

Sincerely,			AUTHORIZED SIGNER

Date:

Verified:

	SIGNATURE		AUTHORIZED SIGNER

Date:

TITLE

		Compliance Status	Yes	No
DATE